FINANCIAL GUARANTY INSURANCE COMPANY,
as Policy Provider,

CONTINENTAL AIRLINES, INC.,

WILMINGTON TRUST COMPANY,
not in its individual capacity but solely as Subordination Agent
and

WILMINGTON TRUST COMPANY,
as Trustee under the
CONTINENTAL AIRLINES PASS THROUGH TRUST 2006-1G

INSURANCE AND INDEMNITY AGREEMENT

CONTINENTAL AIRLINES PASS THROUGH TRUST CERTIFICATES, SERIES 2006-1G

Dated as of June 9, 2006

(This Table of Contents is for convenience of reference only and shall not be deemed to be part of this Insurance Agreement. All capitalized terms used in this Insurance Agreement and not otherwise defined shall have the meanings set forth in Article I of this Insurance Agreement.)

TABLE OF CONTENTS

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INSURANCE AND INDEMNITY AGREEMENT (as may be amended, modified or supplemented from time to time, this “Insurance Agreement”), dated as of June 9, 2006, by and among FINANCIAL GUARANTY INSURANCE COMPANY, as Policy Provider (“FGIC” or the “Policy Provider”), CONTINENTAL AIRLINES, INC. (“Continental”), WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Subordination Agent (the “Subordination Agent”), and WILMINGTON TRUST COMPANY, as Class G Trustee (the “Class G Trustee”).

W I T N E S S E T H :

WHEREAS, Continental is the owner of certain Pledged Spare Parts;

WHEREAS, pursuant to the Trust Indenture, Continental will issue, on a recourse basis, two series of Equipment Notes which are to be secured by a security interest in all right, title and interest of Continental in and to certain Pledged Spare Parts and certain other property described in the Trust Indenture;

WHEREAS, the Trustee under each of the Trust Agreements, will create the Trusts, which will acquire the Equipment Notes;

WHEREAS, pursuant to each Trust Agreement, a separate Trust has been created to facilitate the sale of the Certificates;

WHEREAS, (i) the Primary Liquidity Provider and the Subordination Agent, as agent for the Class G Trustee, have entered into the Primary Liquidity Facility for the benefit of the Class G Certificateholders, (ii) the Above-Cap Liquidity Provider and the Subordination Agent, as agent for the Class G Trustee, have entered into the Above-Cap Liquidity Facility for the benefit of the Class G Certificateholders, (iii) the Trustee on behalf of each Trust, the Primary Liquidity Provider, the Above-Cap Liquidity Provider, the Policy Provider and the Subordination Agent have entered into the Intercreditor Agreement and (iv) Continental, the Mortgagee and the Policy Provider have entered into the Collateral Maintenance Agreement;

WHEREAS, the Policy Provider has issued a Policy in respect of the Class G Certificates, pursuant to which it has agreed to guarantee the payment of interest to the Subordination Agent for the benefit of the Class G Trustee and the Class G Certificateholders and the payment of principal of the Class G Certificates on the Final Distribution Date for the Class G Certificates and as otherwise provided therein; and

WHEREAS, each of Continental, the Class G Trustee and the Subordination Agent has agreed to undertake certain obligations in consideration for the Policy Provider’s issuance of the Policy;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

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ARTICLE I.

DEFINITIONS

Section 1.01  Defined Terms. Unless the context clearly requires otherwise, all capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Intercreditor Agreement or, if not defined therein, in the Policy described below. For purposes of this Insurance Agreement, the following terms shall have the following meanings:

“Act” means Part A of subtitle VII of title 49, United States Code, as amended from time to time, or any similar legislation of the United States enacted in substitution or replacement thereof.

“Applicable Time” means 5 p.m., Eastern Time on the Offer Date.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq.

“Base Prospectus” means the base prospectus of Continental, dated as of April 10, 2006, covering pass through certificates.

“Citizen of the United States” is defined in Section 40102(a)(15) of the Act and in the FAA Regulations.

“Closing Date” means June 9, 2006.

“Continental” has the meaning given such term in the preamble hereto.

“Collateral Maintenance Agreement” means the Collateral Maintenance Agreement, dated as the date hereof by and among Continental, the Mortgagee and the Policy Provider.

“Event of Loss” has the meaning given such term in the Trust Indenture.

“Expenses” means any and all liabilities, obligations, losses (other than losses from non-reimbursement of amounts paid by FGIC under the Policy), damages, settlements, penalties, claims, actions, suits, costs, out-of-pocket expenses and disbursements (including, without limitation, reasonable fees and disbursements of legal counsel, accountants, appraisers, inspectors or other professionals, and costs of investigation).

“FAA” means the Federal Aviation Administration of the United States of America or any Government Entity succeeding to the functions of such Federal Aviation Administration.

“FGIC” has the meaning given such term in the preamble hereto.

“Final Dissolution Date” means following the occurrence of a Triggering Event, the Distribution Date next succeeding the date of receipt by the Subordination Agent of the

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proceeds of the sale of the Series G Equipment Note or the Pledged Spare Parts comprising all of the Pledged Spare Parts then subject to the Lien of the Trust Indenture.

“Final Distribution Date” means the date which is the earlier of the (i) Final Legal Distribution Date or (ii) Final Dissolution Date.

“Final Prospectus” means the Base Prospectus as supplemented by the Final Prospectus Supplement.

“Final Prospectus Supplement” means the final prospectus supplement, dated as of May 24, 2006, with respect to the Certificates.

“Financing Statements” means collectively, UCC-1 (and, where appropriate, UCC-3) financing statements covering the related Collateral, naming Continental as debtor, showing Mortgagee as secured party, for filing in Delaware and each other jurisdiction in which such filing is made on or before the Closing Date.

“GAAP” means generally accepted accounting principles as set forth in the statements of financial accounting standards issued by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, as such principles may at any time or from time to time be varied by any applicable financial accounting rules or regulations issued by the SEC and, with respect to any Person, shall mean such principles applied on a basis consistent with prior periods except as may be disclosed in such Person's financial statements.

“Government Entity” means (a) any federal, state, provincial or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (b) any other government entity having jurisdiction over any matter contemplated by the Operative Documents or relating to the observance or performance of the obligations of any of the parties to the Operative Documents.

“Indemnification Agreement” means the Indemnification Agreement, dated as of May 24, 2006, among FGIC, Continental and the Underwriter, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Insurance Agreement” has the meaning given such term in the initial paragraph hereof.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of June 9, 2006, among Wilmington Trust Company, as Trustee under each Trust, the Primary Liquidity Provider, the Above-Cap Liquidity Provider, the Subordination Agent and the Policy Provider.

“Investment Company Act” means the United States Investment Company Act of 1940, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

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“Lien” means any mortgage, pledge, lien, charge, encumbrance or security interest affecting the title to or any interest in property.

“Material Adverse Change” means, in respect of any Person as at any date, a material adverse change in the ability of such Person to perform its obligations under any of the Operative Documents to which it is a party as of such date, including any material adverse change in the business, financial condition, results of operations or properties of such Person on a consolidated basis with its subsidiaries which is reasonably likely to have such effect.

“Mortgagee” means Wilmington Trust Company in its capacity as Mortgagee under the Trust Indenture.

“Offer Date” means May 24, 2006.

“Operative Documents” means this Insurance Agreement, the Policy, the Indemnification Agreement, the Intercreditor Agreement, the Trust Indenture, the Note Purchase Agreement, the Series G Equipment Note, the Class G Certificates, the Primary Liquidity Facility, the Above-Cap Liquidity Facility, the Class G Trust Agreement, the Collateral Maintenance Agreement and the Policy Fee Letter, together with all exhibits and schedules included with any of the foregoing.

“Person” means an individual, joint stock company, trust, unincorporated association, joint venture, corporation, business or owner trust, partnership or other organization or entity (whether governmental or private).

“Policy” means the Financial Guaranty Insurance Policy No. 06030067, together with all endorsements thereto, issued by the Policy Provider in favor of the Subordination Agent, for the benefit of the Class G Certificateholders, as each of the same may be amended from time to time in accordance with the terms of the Intercreditor Agreement.

“Policy Fee Letter” means the fee letter, dated as of June 9, 2006 from the Policy Provider to Continental and the Subordination Agent setting forth the Premium and certain other amounts payable in respect of the Policy.

“Policy Provider” means Financial Guaranty Insurance Company, or any successor thereto, as issuer of the Policy.

“Policy Provider Information” means the information set forth (or incorporated by reference) under the caption “Description of the Policy Provider” in the Preliminary Prospectus Supplement and the Final Prospectus Supplement and in Appendix III of the Preliminary Prospectus Supplement and the Final Prospectus Supplement.

“Preliminary Prospectus Supplement” means the preliminary prospectus supplement, dated as of May 24, 2006, with respect to the Certificates.

“Premium” has the meaning given such term in the Policy Fee Letter.

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“SEC” means the Securities and Exchange Commission of the United States of America, or any successor thereto.

“Section 1110” means 11 U.S.C. § 1110 of the Bankruptcy Code or any successor or analogous section of the federal bankruptcy law in effect from time to time.

“Securities Act” means the Securities Act of 1933, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

“Security” means a “security” as defined in Section 2(a)(1) of the Securities Act.

“Subordination Agent” has the meaning given such term in the preamble hereto.

“Time of Sale Prospectus” has the meaning given to such term in the Underwriting Agreement.

“Transactions” means the transactions contemplated by the Operative Documents.

“Trust Indenture” means the Trust Indenture and Mortgage, dated as of the date hereof, between Continental and the Mortgagee, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Underwriter Information” has the meaning given such term in the Indemnification Agreement.

“Underwriting Agreement” means the Underwriting Agreement, dated as of May 24, 2006, by and between the Underwriter and Continental relating to the purchase of the Class G Certificates and the Class B Certificates by the Underwriter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“U.S. Air Carrier” means any United States air carrier that is a Citizen of the United States holding an air carrier operating certificate issued by the Secretary of Transportation pursuant to the Act for aircraft capable of carrying 10 or more individuals or 6000 pounds or more of cargo, and as to which there is in force an air carrier operating certificate issued pursuant to Part 121 of the FAA Regulations, or which may operate as an air carrier by certification or otherwise under any successor or substitute provisions therefor or in the absence thereof.

Section 1.02  Other Definitional Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Insurance Agreement shall refer to this Insurance Agreement as a whole and not to any particular provision of this Insurance Agreement, and Section, subsection, Schedule and Exhibit references are to this Insurance Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.”

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ARTICLE II.

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.01  Representations and Warranties of Continental. Continental represents and warrants as of the Closing Date as follows:

(a)  Organization; Qualification. Continental is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to conduct the business in which it is currently engaged and to own or hold under lease its properties and to enter into and perform its obligations under the Operative Documents to which it is a party as of such date. Continental is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the nature and extent of the business conducted by it, or the ownership of its properties, requires such qualification, except where the failure to be so qualified would not give rise to a Material Adverse Change to Continental.

(b)  Corporate Authorization. Continental has taken, or caused to be taken, all necessary corporate action (including, without limitation, the obtaining of any consent or approval of stockholders required by its certificate of incorporation or by-laws) to authorize the execution and delivery of each of the Operative Documents to which it is a party as of such date, and the performance of its obligations thereunder.

(c)  No Violation. The execution and delivery by Continental of the Operative Documents to which it is a party as of such date, the performance by Continental of its obligations thereunder and the consummation by Continental of the Transactions contemplated thereby, do not and will not (a) violate any provision of the certificate of incorporation or by-laws of Continental, (b) violate any law, regulation, rule or order applicable to or binding on Continental or (c) violate or constitute any default under (other than any violation or default that would not result in a Material Adverse Change to Continental), or result in the creation of any Lien (other than Permitted Liens, as defined in the Trust Indenture) upon the Collateral under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, lease, loan or other material agreement, instrument or document to which Continental is a party or by which it or any of its properties is bound.

(d)  Approvals. The execution and delivery by Continental of the Operative Documents to which it is a party as of such date, the performance by Continental of its obligations thereunder and the consummation by Continental of the Transactions contemplated thereby do not and will not require the consent or approval of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (a) any trustee or other creditor of Continental and (b) any Government Entity, other than (i) such as are required under the Securities Act, the Trust Indenture Act of 1939, as amended, the securities and Blue Sky laws of the various states and of foreign jurisdictions or rules and regulations of the National Association of Securities Dealers, Inc., (ii) filings or recordings with the FAA and under the UCC or other laws in effect in any applicable jurisdiction governing the perfection of

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security interests in the Collateral, which filings or recordings shall have been made, or duly presented for filing or recordation, or shall be in the process of being duly filed or filed for recordation, on or before such date (and continuation statements periodically), (iii) filings, recordings, notices or other ministerial actions pursuant to any routine recording, contractual or regulatory requirements applicable to it and (iv) filings, recordings, notices or other actions contemplated by the Operative Documents in connection with the lease or sale of the Pledged Spare Parts.

(e)  Valid and Binding Agreements. The Operative Documents executed and delivered by Continental on or prior to such date have been duly executed and delivered by Continental and, assuming the due authorization, execution and delivery thereof by the other party or parties thereto (and, in the case of the Equipment Notes, when issued and authenticated in the manner provided for in the Trust Indenture and delivered against payment of the consideration therefor specified in the Note Purchase Agreement), constitute the legal, valid and binding obligations of Continental and are enforceable against Continental in accordance with the respective terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity, and subject to principles of public policy limiting the right to enforce the indemnification and contribution provisions contained therein, insofar as such provisions relate to indemnification and contribution for liabilities arising under federal securities laws.

(f)  Litigation. Except as set forth in the Time of Sale Prospectus, Continental’s most recent Annual Report on Form 10-K, as amended, filed by Continental with the SEC on or prior to the Closing Date or in any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by Continental with the SEC subsequent to such Form 10-K, no action, claim or proceeding is now pending or, to the actual knowledge of Continental, threatened against Continental before any court, governmental body, arbitration board, tribunal or administrative agency, which is reasonably likely to be determined adversely to Continental and if determined adversely to Continental is reasonably likely to result in a Material Adverse Change to Continental.

(g)  Financial Condition. The audited consolidated balance sheet of Continental with respect to Continental’s most recent fiscal year included in Continental’s most recent Annual Report on Form 10-K, as amended, filed by Continental with the SEC, and the related consolidated statements of operations and cash flows for the fiscal year then ended have been prepared in conformity with GAAP and present fairly in all material respects the consolidated financial condition of Continental and its consolidated subsidiaries as of such date and their consolidated results of operations and cash flows for such period, and since the date of such balance sheet, there has been no Material Adverse Change in such financial condition or results of operations of Continental, except for matters disclosed in (a) the Time of Sale Prospectus, (b) the financial statements referred to above or (c) any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by Continental with the SEC on or prior to the Closing Date.

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(h)  Registration and Recordation. Except for (a) the filing for recordation (and recordation) of the Trust Indenture with the FAA pursuant to the Act and (b) the filing of the Financing Statements (and continuation statements relating thereto at periodic intervals), no further action, including any filing or recording of any document (including any financing statement in respect thereof under Article 9 of the UCC) is necessary in order to establish and perfect the Mortgagee’s first priority perfected security interest in the Pledged Spare Parts and the Spare Parts Documents (as defined in the Trust Indenture) (subject only to Permitted Liens as defined in the Trust Indenture), as against Continental and any other Person claiming by or through Continental in any applicable jurisdiction in the United States.

(i)  Location. Continental’s location (as such term is used in Section 9-307 of Article 9 of the UCC) is the State of Delaware.

(j)  No Default. On the Closing Date, no event which would constitute an Event of Default (as defined in the Trust Indenture) and no event or condition that with the giving of notice or the lapse of time or both would become such an Event of Default has occurred and is continuing.

(k)  No Event of Loss. As of the Closing Date, no Event of Loss has occurred with respect to Pledged Spare Parts having an Appraised Value of more than $2,000,000, and to the actual knowledge of Continental, no circumstance, condition, act or event has occurred that, with the giving of notice or lapse of time or both would give rise to or constitute an Event of Loss with respect to Pledged Spare Parts having an Appraised Value of more than $2,000,000.

(l)  Compliance with Laws.

(a) Continental is a Citizen of the United States and a U.S. Air Carrier.

(b) Continental holds all licenses, permits and franchises from the appropriate Government Entities necessary to authorize Continental to lawfully engage in air transportation and to carry on scheduled commercial passenger service as currently conducted, except where the failure to so hold any such license, permit or franchise would not give rise to a Material Adverse Change to Continental.

(c) Neither Continental nor the Class G Trust is an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act.

(m)   Securities Laws. Neither Continental nor any person authorized to act on its behalf has directly or indirectly offered any beneficial interest or Security relating to the ownership of the Collateral, or any of the Equipment Notes or any other interest in or security under the Trust Indenture, for sale, to, or solicited any offer to acquire any such interest or security from, or has sold any such interest or security to, any Person in violation of the Securities Act.

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(n)  Section 1110. The Mortgagee is entitled to the benefits of Section 1110 (as in effect on such date) with respect to the right to take possession of the Pledged Spare Parts and to enforce any of its other rights or remedies as provided in the Trust Indenture in the event of a case under Chapter 11 of the Bankruptcy Code in which Continental is a debtor.

(o)  Accuracy of Information. Continental has no knowledge of any circumstances that could reasonably be expected to cause a Material Adverse Change with respect to Continental except for matters (i) disclosed in (A) the Time of Sale Prospectus, (B) the financial statements referred to above or (C) any subsequent Quarterly Report on Form 10-Q, Current Report on Form 8-K or any press release issued by Continental filed by Continental with the SEC or (ii) otherwise disclosed in writing to FGIC, in each case, on or prior to the Closing Date. Except for the Policy Provider Information and the Underwriter Information, in each case, included in the Time of Sale Prospectus, the Time of Sale Prospectus, as of the Applicable Time, did not, and as of the Closing Date, does not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except for the Policy Provider Information and the Underwriter Information, in each case, included in the Final Prospectus, the Final Prospectus, on the date thereof, did not, and as of the Closing Date, does not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 2.02  Covenants of Continental. Continental covenants and agrees with the Policy Provider that, so long as the Policy Provider is the Controlling Party, Continental shall comply with the provisions of the Operative Documents relating to maintenance, operation, insurance, leasing and sale of the Pledged Spare Parts.

Section 2.03  Covenants of the Class G Trustee and Subordination Agent. The Class G Trustee and the Subordination Agent shall perform and observe, in all material respects, all of its covenants, obligations and agreements in any Operative Document to which it is a party to be observed or performed by it.

Section 2.04  Representations, Warranties and Covenants of the Policy Provider. The Policy Provider represents, warrants and covenants to Continental and the Subordination Agent as follows:

(a)  Organization and Licensing. The Policy Provider is duly organized, validly existing and in good standing as a stock insurance corporation under the laws of the State of New York duly qualified to conduct an insurance business in every jurisdiction where qualification may be necessary to accomplish the Transactions.

(b)  Corporate Power. The Policy Provider has the corporate power and authority to issue the Policy, to execute and deliver this Insurance Agreement and the other Operative Documents to which it is a party and to perform all of its obligations hereunder and thereunder.

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(c)  Authorization; Approvals. All proceedings legally required for the issuance, execution, delivery and performance of the Policy and the execution, delivery and performance of this Insurance Agreement and the other Operative Documents to which the Policy Provider is a party have been taken and licenses, orders, consents or other authorizations or approvals of any Government Entities legally required for the enforceability of the Policy have been obtained; any proceedings not taken and any licenses, authorizations or approvals not obtained are not material to the enforceability of the Policy.

(d)  Enforceability. This Insurance Agreement and the other Operative Documents (other than the Policy) to which the Policy Provider is a party constitute, and the Policy, when issued, will constitute, the legal, valid and binding obligations of the Policy Provider and are enforceable in accordance with the respective terms thereof, subject to bankruptcy, insolvency, reorganization, moratorium, receivership and other similar laws affecting creditors’ rights generally as they would apply in the event of the bankruptcy, receivership, insolvency or similar proceeding of FGIC and to general principles of equity, whether considered in a proceeding at law or in equity, and subject to principles of public policy limiting the right to enforce the indemnification provisions contained herein, insofar as such provisions relate to indemnification for liabilities arising under federal securities laws.

(e)  Exemption from Registration. The Policy is exempt from registration under the Securities Act.

(f)  No Conflicts. Neither the execution or delivery by FGIC of the Policy and the Operative Documents to which it is a party, nor the performance by FGIC of its obligations thereunder, will conflict with any provision of the certificate of incorporation or the bylaws of FGIC nor result in a breach of, or constitute a default under, any material agreement or other instrument to which FGIC is a party or by which any of its property is bound nor violate any judgment, order or decree applicable to FGIC of any governmental or regulatory body, administrative agency, court or arbitrator having jurisdiction over FGIC to the extent any such conflict, breach, default or violation would result in a Material Adverse Change in the financial results or operations of FGIC or impairs FGIC’s ability to perform its obligations under the Policy or any of the Operative Documents.

(g)  Financial Information. The consolidated financial statements of the Policy Provider and its subsidiaries as of December 31, 2005 and December 31, 2004 and for the years ended December 31, 2005 and December 31, 2004 and the periods from December 18, 2003 through December 31, 2003 and from January 1, 2003 through December 17, 2003, and the accompanying footnotes, together with the reports thereon of Ernst & Young LLP, independent certified public accountant, included in Appendix III of the Preliminary Prospectus Supplement and the Final Prospectus Supplement, fairly present in all material respects the financial condition of the Policy Provider and its subsidiaries as of such dates and for the periods covered by such statements in accordance with GAAP consistently applied. The consolidated financial statements of the Policy Provider and its subsidiaries as of March 31, 2006 and for the three-month period ended March 31,

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2006, included in Appendix III of the Preliminary Prospectus Supplement and the Final Prospectus Supplement, present fairly in all material respects the financial condition of the Policy Provider and its subsidiaries as of such date and for such three-month period in accordance with GAAP consistently applied. Since March 31, 2006, there has been no change in the financial condition and results of operations of the Policy Provider and its subsidiaries that would materially and adversely affect the Policy Provider’s ability to perform its obligations under the Policy.

(h)  Policy Provider Information. The information with respect to the Policy Provider in the section of the Preliminary Prospectus Supplement and the Final Prospectus Supplement, in each case, contained therein captioned “Description of the Policy Provider” does not purport to provide the scope of disclosure required to be included by the Securities Act with respect to a registrant in connection with the offer and sale of securities of such registrant. However, such sections do not, as of their respective dates or, in the case of the Final Prospectus Supplement, as of the Closing Date, contain any untrue statement of a material fact and do not omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i)  No Litigation. There are no actions, suits, proceedings or investigations pending or, to the best of the Policy Provider’s knowledge, threatened against it at law or in equity or before or by any court, governmental agency, board or commission or any arbitrator which, if decided adversely, would materially and adversely affect its ability to perform its obligations under the Policy or the Operative Documents to which it is a party.

(j)  Compliance with Law, Etc. No practice, procedure or policy employed, or proposed to be employed, by the Policy Provider in the conduct of its business violates any law, regulation, judgment, agreement, order or decree applicable to the Policy Provider that, if enforced, could result in a Material Adverse Change with respect to the Policy Provider.

(k)  The Policy Provider is not an “investment company” within the meaning of the Investment Company Act.

ARTICLE III.

THE POLICY; REIMBURSEMENT; INDEMNIFICATION

Section 3.01  Issuance of the Policy. The Policy Provider agrees to issue the Policy on the Closing Date subject to satisfaction of the conditions precedent set forth below on or prior to the Closing Date:

(a)  Operative Documents. The Policy Provider shall have received a copy of (i) each of the Operative Documents, with the exception of the Policy, to be executed and delivered on or prior to the Closing Date, in form and substance reasonably satisfactory to the Policy Provider, duly authorized, executed and delivered by each party thereto

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(other than the Policy Provider) and (ii) a copy of the Time of Sale Prospectus and the Final Prospectus;

(b)  Certified Documents and Resolutions. The Policy Provider shall have received (i) a copy of the certificate of incorporation and by-laws of Continental and (ii) a certificate of the Secretary or Assistant Secretary of Continental dated the Closing Date stating that attached thereto is a true, complete and correct copy of resolutions duly adopted by the Board of Directors of Continental authorizing the execution, delivery and performance by Continental of the Operative Documents to which it is a party and the consummation of the Transactions and that such certificate of incorporation, by-laws and resolutions are in full force and effect without amendment or modification on the Closing Date;

(c)  Incumbency Certificate. The Policy Provider shall have received a certificate of the Secretary or an Assistant Secretary of each of Continental and the Subordination Agent certifying the names and signatures of the officers of Continental and the Subordination Agent authorized to execute and deliver the Operative Documents to which it is a party on or prior to Closing Date;

(d)  Representations and Warranties. The representations and warranties of Continental set forth in this Insurance Agreement and in the Note Purchase Agreement shall be true and correct on and as of the Closing Date;

(e)  Documentation. The Policy Provider shall have received a copy of each document, instrument, certificate and opinion delivered on or before the Closing Date pursuant to the Operative Documents and the Underwriting Agreement (except for (i) the opinion of counsel to the Underwriter addressed only to the Underwriter and (ii) the opinion of counsel to Continental addressed only to the Underwriter with respect to the 10b-5 opinion contained therein), including each opinion of counsel addressed to any of Moody’s, Standard & Poor’s, the Mortgagee, the Class G Trustee, Continental and the Subordination Agent, in respect of any of the parties to the Operative Documents and the Transactions in form and substance reasonably satisfactory to the Policy Provider, addressed to the Policy Provider (or accompanied by a letter from the counsel rendering such opinion to the effect that the Policy Provider is entitled to rely on such opinion as of its date as if it were addressed to the Policy Provider) and addressing such matters as the Policy Provider may reasonably request, and the counsel providing each such opinion shall have been instructed by its client to deliver such opinion to the addressees thereof.

(f)  Approvals, Etc. The Policy Provider shall have received true and correct copies of all approvals, licenses and consents, if any, required in connection with the Transactions;

(g)  No Litigation, Etc. No suit, action or other proceeding, investigation or injunction, or final judgment relating thereto, shall be pending or threatened before any court, governmental or administrative agency or arbitrator in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with any of the Operative Documents or the consummation of the Transactions;

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(h)  Legality. No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any government or governmental or administrative agency or court that would make the Transactions illegal or otherwise prevent the consummation thereof;

(i)  Issuance of Ratings. The Policy Provider shall have received confirmation that the risk insured by the Policy is rated no lower than “Baa3” by Moody’s and “BBB” by Standard & Poor’s (in each case, without regard to the Policy) and that the Class G Certificates, when issued, will be rated “Aaa” by Moody’s and “AAA” by Standard & Poor’s;

(j)  Satisfactory Documentation. The Policy Provider and its counsel shall have reasonably determined that all documents, certificates and opinions to be delivered in connection with the Certificates conform to the terms of the related Trust Agreement, the Time of Sale Prospectus, the Final Prospectus, this Insurance Agreement and the Intercreditor Agreement;

(k)  Filings. The Policy Provider shall have received evidence that there shall have been made, and shall be in full force and effect, all filings, recordings and registrations, and there shall have been given or taken any notice or similar action as is necessary in order to establish, perfect, protect and preserve the right, title and interest of the Policy Provider created by the Operative Documents executed and delivered on or prior to the Closing Date;

(l)  Conditions Precedent. All conditions precedent to the issuance of the Certificates under the Trust Agreements shall have been satisfied or waived (with the consent of the Policy Provider). All conditions precedent to the effectiveness of the Liquidity Facilities shall have been satisfied or waived; and

(m)  Expenses. The Policy Provider shall have received payment in full of all amounts required to be paid by Continental to or for account of the Policy Provider on or prior to the Closing Date.

Section 3.02  Payment of Fees and Premium.

(a)  Legal Fees.  The Policy Provider shall be entitled to payment of the Policy Provider’s attorneys’ fees (in an amount not to exceed $175,000) and all other reasonable and actual fees, expenses and disbursements (including without limitation accountants’ fees) incurred by the Policy Provider in connection with the negotiation, preparation, execution and delivery of the Time of Sale Prospectus, the Final Prospectus Supplement, the Operative Documents and all other documents delivered with respect thereto. Such attorney’s fees and expenses shall be payable by Continental on the Closing Date, to the extent that the invoice thereof shall have been presented at least one Business Day prior to the Closing Date, and within 15 days after presentation of an invoice therefor, to the extent that the invoice thereof shall not have been presented at least one Business Day prior to the Closing Date.

(b)  [Reserved]

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(c)  [Reserved]

(d)  Premium and Other Payments.

(i)  In consideration of the issuance by the Policy Provider of the Policy, Continental shall pay or cause to be paid to the Policy Provider the Premium as provided in the Policy Fee Letter. Continental shall also pay such additional amounts, as and when due, in accordance with the Policy Fee Letter.

(ii)  No portion of the Premium paid shall be refundable without regard to whether the Policy Provider makes any payment under the Policy or any other circumstances relating to the Class G Certificates or provision being made for payment of the Class G Certificates prior to maturity.

Section 3.03  Reimbursement Obligation.

(a)  As and when due in accordance with and from the funds specified in Section 3.2 of the Intercreditor Agreement, the Policy Provider shall be entitled to reimbursement for any payment made by the Policy Provider to the Subordination Agent under the Policy or to the Primary Liquidity Provider under Section 2.6(c) or Section 3.6(d) of the Intercreditor Agreement, which reimbursement shall be due and payable on the applicable date provided therein, in an amount equal to the sum of the amount to be so paid and all amounts previously paid that remain unreimbursed, plus accrued and unpaid interest thereon from the date such amounts became due until paid in full (as well as before judgment), at a rate of interest equal to the applicable Stated Interest Rate for the Class G Certificates plus 2%. In addition, to the extent that any such payment by the Policy Provider shall have been made as a result of a default by the Primary Liquidity Provider in its obligation to make an Advance, as provided in the Intercreditor Agreement, the Policy Provider shall be entitled to the payment of interest on such amounts to the extent, at the time and in the priority specified in Section 3.2 of the Intercreditor Agreement.

(b)  [Reserved]

(c)  [Reserved]

(d)  The Policy Provider agrees that with respect to any amendment to the Policy that would increase the reimbursement obligations to the Policy Provider hereunder above the level set at the Closing Date (“Increased Obligation Amounts”), reimbursement to the Policy Provider for such Increased Obligation Amounts shall not be required, unless Continental shall have consented to such amendment.

Section 3.04  [Reserved]

Section 3.05  Procedure for Payment of Fees and Premium.

(a)  All payments to be made to the Policy Provider hereunder shall be made in lawful currency of the United States and in immediately available funds on the date such payment is due by wire transfer to JP Morgan Chase Bank, ABA #021000021 for credit to

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Financial Guaranty Insurance Company, Account No. 904951812, Re: Continental Airlines FGIC Policy #06030067 or to such other office or account as FGIC may direct by written notice given at least one Business Day prior to such date to Continental. In the event that the date of any payment to the Policy Provider or the expiration of any time period hereunder occurs on a day that is not a Business Day, then such payment shall be made, or such expiration of time period shall occur, on the next succeeding Business Day with the same force and effect as if such payment was made or time period expired on the scheduled date of payment or expiration date, as applicable.

(b)  Unless otherwise specified herein, the Policy Provider shall be entitled to interest on all amounts owed to the Policy Provider under this Insurance Agreement, from the date such amounts become due and payable until paid in full, at a rate of interest equal to the applicable Stated Interest Rate for the Class G Certificates plus 2%.

(c)  Unless otherwise specified herein, interest payable to the Policy Provider under this Insurance Agreement shall be calculated on the basis of a 360 day year and the actual number of days elapsed during the period for which such interest accrues.

Section 3.06  Payment by Subordination Agent.  (a)  All of the fees, expenses and disbursements set forth in Section 3.02 shall be payable by Continental as provided in such Section. To the extent of Continental’s failure to pay any such fees, expenses and disbursements, the Subordination Agent shall pay such amounts pursuant to the Operative Documents.

(b)  Notwithstanding anything herein to the contrary, all payments to be made by the Subordination Agent under this Section 3.06 shall be made only from the amounts that constitute Scheduled Payments, Special Payments or payments to which FGIC is entitled under Section 8 of the Note Purchase Agreement and only to the extent that the Subordination Agent shall have sufficient income or proceeds therefrom to enable the Subordination Agent to make payments in accordance with the terms of the Intercreditor Agreement. The Policy Provider agrees that with respect to payments to be made by the Subordination Agent (i) it will look solely to such amount to the extent available for distribution to it as provided in the Intercreditor Agreement and (ii) the Subordination Agent, in its individual capacity, is not personally liable to it for any amounts payable or liability under this Insurance Agreement except as expressly provided in the Intercreditor Agreement.

ARTICLE IV.

FURTHER AGREEMENTS

Section 4.01  Effective Date; Term of the Insurance Agreement. This Insurance Agreement shall take effect on the Closing Date and shall remain in effect until the later of (a) such time as the Policy Provider is no longer subject to a claim under the Policy and the Policy shall have been surrendered to the Policy Provider for cancellation and (b) all amounts payable to the Policy Provider by Continental or the Subordination Agent hereunder or from any other source hereunder or under the Operative Documents and all amounts payable under the Class G Certificates have been paid in full; provided, however, that the provisions of Section 3.04 hereof shall survive any termination of this Insurance Agreement.

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Section 4.02  Further Assurances and Corrective Instruments.

(a)  Neither Continental nor the Subordination Agent shall grant any waiver of rights or agree to any amendment or modification to any of the Operative Documents to which either of them is a party which waiver, amendment, or modification would have an adverse effect on the rights or remedies of the Policy Provider without the prior written consent of the Policy Provider so long as the Policy Provider shall be the Controlling Party, and any such waiver without prior written consent of the Policy Provider shall be null and void and of no force or effect.

(b)  To the extent permitted by law, each of Continental and the Subordination Agent agrees that it will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as the Policy Provider may reasonably request and as may be required in the Policy Provider’s reasonable judgment to effectuate the intention of or facilitate the performance of this Insurance Agreement.

Section 4.03  Obligations Absolute.

(a)  The obligations of Continental, the Subordination Agent and the Class G Trustee hereunder shall be absolute and unconditional and shall be paid or performed strictly in accordance with this Insurance Agreement under all circumstances irrespective of:

(i)  any lack of validity or enforceability of, or any amendment or other modifications of, or waiver, with respect to any of the Operative Documents (other than the Policy) or the Certificates;

(ii)  any exchange or release of any other obligations hereunder;

(iii)  the existence of any claim, setoff, defense, reduction, abatement or other right that any Person may have at any time against the Policy Provider or any other Person;

(iv)  any document presented in connection with the Policy proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v)  any payment by the Policy Provider under the Policy against presentation of a certificate or other document that does not strictly comply with the terms of the Policy;

(vi)  any failure of Continental to receive the proceeds from the sale of the Certificates; and

(vii)  any other circumstances, other than payment in full, that might otherwise constitute a defense available to, or discharge of, any Person in respect of any Operative Documents.

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(b)  Each of the parties hereto renounces the right to assert as a defense to the performance of their respective obligations herein each of the following: (i) to the extent permitted by law, any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness and obligations evidenced by any Operative Documents or by any extension or renewal thereof; (ii) presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor and notice of protest; (iii) all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any payment hereunder, except as required by the Operative Documents; and (iv) all rights of abatement, diminution, postponement or deduction, or to any defense, or to any right of setoff or recoupment arising out of any breach under any of the Operative Documents, by any party thereto or any beneficiary thereof, or out of any obligation at any time owing to Continental.

(c)  Continental (i) agrees that any consent, waiver or forbearance hereunder or under the Operative Documents with respect to an event shall operate only for such event and not for any subsequent event; (ii) consents to any and all extensions of time that may be granted to Continental by the Policy Provider with respect to any payment hereunder or other provisions hereof; and (iii) consents to the addition of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder, and to the acceptance of any and all other security for any payment hereunder, and agree that the addition of any such obligors or security shall not affect the liability of Continental for any payment hereunder.

(d)  No failure by the Policy Provider to exercise, and no delay by the Policy Provider in exercising, any right hereunder or under the Operative Documents shall operate as a waiver thereof. The exercise by the Policy Provider of any right hereunder shall not preclude the exercise of any other right, and the remedies provided herein to the Policy Provider are declared in every case to be cumulative and not exclusive of any remedies provided by law or equity.

(e)  Nothing herein shall be construed as prohibiting any party hereto from pursuing any rights or remedies it may have against any Person in a separate legal proceeding.

Section 4.04  Assignments; Reinsurance; Third-Party Rights.

(a)  This Insurance Agreement shall be a continuing obligation of the parties hereto and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Subordination Agent, except for any transaction expressly permitted by Section 8.1 of the Intercreditor Agreement, and, except for any transaction expressly permitted by Section 4.07 of the Trust Indenture, Continental may not assign their respective rights under this Insurance Agreement, or delegate any of their duties hereunder, without the prior written consent of the other parties hereto. Any assignments made in violation of this Insurance Agreement shall be null and void.

(b)  The Policy Provider shall have the right to grant participation rights in its rights under this Insurance Agreement and to enter into contracts of reinsurance with respect to the Policy upon such terms and conditions as the Policy Provider may in its discretion determine; provided, however, that no such participation or reinsurance agreement or arrangement shall

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relieve the Policy Provider of any of its obligations hereunder or under the Policy or grant to any participant or reinsurer any rights hereunder or under any Operative Document.

(c)  Except as provided herein with respect to participants and reinsurers, nothing in this Insurance Agreement shall confer any right, remedy or claim, express or implied, upon any Person, including, particularly, any Class G Certificateholder, other than upon the Policy Provider against Continental, or upon Continental against the Policy Provider, and all the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns. None of the Subordination Agent, the Primary Liquidity Provider, the Class G Trustee or any Class G Certificateholder shall have any right to payment from the Premium paid or payable hereunder or from any amounts paid by Continental pursuant to Sections 3.02 or 3.03.

Section 4.05  Liability of the Policy Provider. Neither the Policy Provider nor any of its officers, directors or employees shall be liable or responsible for: (a) the use that may be made of the Policy by the Class G Trustee or for any acts or omissions of the Class G Trustee in connection therewith; or (b) the validity, sufficiency, accuracy or genuineness of documents delivered to the Policy Provider in connection with any claim under the Policy, or of any signatures thereon, even if such documents or signatures should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged (unless the Policy Provider shall have actual knowledge thereof). In furtherance and not in limitation of the foregoing, the Policy Provider may accept documents that appear on their face to be in order, without responsibility for further investigation.

ARTICLE V.

MISCELLANEOUS

Section 5.01  Amendments, Etc. This Insurance Agreement may be amended, modified, supplemented or terminated only by written instrument or written instruments signed by the parties hereto; provided that if such amendment, modification, supplement or termination would have a material adverse affect on the interests of the Subordination Agent, the Class G Trustee or any Class G Certificateholder, Ratings Confirmation shall also be obtained prior to such amendment, modification, supplement or termination being effective. Continental agrees to provide a copy of any amendment to this Insurance Agreement promptly to the Subordination Agent and any rating agency maintaining a rating on the Class G Certificates. No act or course of dealing shall be deemed to constitute an amendment, modification, supplement or termination hereof.

Section 5.02  Notices. All demands, notices and other communications to be given hereunder shall be in writing (except as otherwise specifically provided herein) and shall be mailed by registered mail or personally delivered and telecopied to the recipient as follows:

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(a)  To the Policy Provider:

Financial Guaranty Insurance Company
125 Park Avenue
New York, New York 10017
Attention: SF Surveillance
Facsimile:  (212) 312-3222
Confirmation:  (212) 312-3029

(in each case in which notice or other communication to the Policy Provider refers to an event of default under any Operative Document or a claim on the Policy shall be deemed to constitute consent or acceptance, then a copy of such notice or other communication should also be sent to the attention of the general counsel of each of Continental, the Subordination Agent and the Class G Trustee at its respective address set forth below and, in all cases, both any original and all copies shall be marked to indicate “URGENT MATERIAL ENCLOSED.”)

(b)  To Continental:

Continental Airlines, Inc.
1600 Smith Street
Dept. HQS-FN
Houston, TX 77002
Attention: Treasurer
Facsimile: (713) 324-2447

(c)  To the Subordination Agent or the Class G Trustee:

Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890
Attention: Corporate Trust Administration
Facsimile: (302) 651-8882

A party may specify an additional or different address or addresses by writing mailed or delivered to the other parties as aforesaid. All such notices and other communications shall be effective upon receipt unless received after business hours on any day, in which case on the opening of business on the next Business Day.

Section 5.03  Severability. In the event that any provision of this Insurance Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such holding shall not invalidate or render unenforceable any other provision hereof. The parties hereto further agree that the holding by any court of competent jurisdiction that any remedy pursued by any party hereto is unavailable or unenforceable shall not affect in any way the ability of such party to pursue any other remedy available to it.

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Section 5.04  Governing Law. This Insurance Agreement shall be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance. This Insurance Agreement is being delivered in New York.

Section 5.05  Consent to Jurisdiction.

(a)  The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and any court of appropriate jurisdiction in the State of New York located in the City and County of New York, and any appellate court from any thereof, in any action, suit or proceeding brought against it or in connection with any of the Operative Documents or the Transactions or for recognition or enforcement of any judgment, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard or determined in such New York state court or, to the extent permitted by law, in such federal court. The parties hereto agree that a final unappealable judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent permitted by applicable law, the parties hereto hereby waive and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the related documents or the subject matter thereof may not be litigated in or by such courts.

(b)  To the extent permitted by applicable law, the parties hereto shall not seek and hereby waive the right to any review of the judgment of any such court by any court of any other nation or jurisdiction which may be called upon to grant an enforcement of such judgment.

(c)  Service on any party may be made by delivering, by U.S. registered mail, messenger or courier service, copies of the summons and complaint and other process which may be served in any suit, action or proceeding to such party addressed to its street address shown in Section 5.02, Attention: General Counsel, and such service shall be effective service of process for any litigation brought against such party in any court. Such address may be changed by such party by written notice to the other parties hereto.

(d)  Nothing contained in this Insurance Agreement shall limit or affect any party’s right to serve process in any other manner permitted by law or to start legal proceedings relating to any of the Operative Documents against any other party or its properties in the courts of any jurisdiction.

Section 5.06  Consent of the Policy Provider. No disclosure relating to the Policy Provider contained in the Preliminary Prospectus Supplement or the Final Prospectus Supplement, which disclosure modifies, alters, changes, amends or supplements the disclosure relating to the Policy Provider provided by the Policy Provider for use therein, shall be made without the Policy Provider’s prior written consent. In the event that the consent of the Policy Provider is required under any of the Operative Documents, the determination whether to grant

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or withhold such consent shall be made by the Policy Provider in its sole discretion without any implied duty towards any other Person, except as otherwise expressly provided therein.

Section 5.07  Counterparts. This Insurance Agreement may be executed in counterparts by the parties hereto, and all such counterparts shall constitute one and the same instrument.

Section 5.08  Headings. The headings of Articles and Sections and the Table of Contents contained in this Insurance Agreement are provided for convenience only. They form no part of this Insurance Agreement and shall not affect its construction or interpretation.

Section 5.09  Trial by Jury Waived. Each party hereby waives, to the fullest extent permitted by law, any right to a trial by jury in respect of any litigation arising directly or indirectly out of, under or in connection with this Insurance Agreement. Each party hereto (A) certifies that no representative, agent or attorney of any party hereto has represented, expressly or otherwise, that it would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it has been induced to enter into the Operative Documents to which it is a party by, among other things, this waiver.

Section 5.10  Limited Liability. No recourse under any Operative Document shall be had against, and no personal liability shall attach to, any officer, employee, director, affiliate or shareholder of any party hereto, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise in respect of any of the Operative Documents, the Certificates or the Policy, it being expressly agreed and understood that each Operative Document is solely an obligation of each party hereto, and that any and all personal liability, either at common law or in equity, or by statute or constitution, of every such officer, employee, director, affiliate or shareholder for breaches of any party hereto of any obligations under any Operative Document is hereby expressly waived as a condition of and in consideration for the execution and delivery of this Insurance Agreement.

Section 5.11  Entire Agreement. This Insurance Agreement, the Policy, the Policy Fee Letter and the other Operative Documents set forth the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede and replace any agreement or understanding that may have existed between the parties prior to the date hereof in respect of such subject matter.

Section 5.12  Independent Agreements. This Insurance Agreement and the Policy are separate and independent agreements and nothing herein shall be construed to vary or otherwise modify any term of the Policy. No breach by any party hereto of any representation, warranty, covenant, agreement or undertaking contained herein shall in any way affect the obligations of the Policy Provider under the Policy.

Section 5.13  Successors and Assigns. This Insurance Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement, all as of the day and year first above mentioned.

FINANCIAL GUARANTY INSURANCE COMPANY, as Policy Provider

By:
Name:
Title:

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Subordination Agent and Class G Trustee

By:
Name:
Title:

CONTINENTAL AIRLINES, INC.

By:
Name:
Title: